Exhibit 99.1

February 8, 2018

Beacon Roofing Supply Reports First Quarter 2018 Results

•	Record first quarter net sales of $1.12 billion (12.0% growth year-over-year)
•	First quarter EPS of $0.98 ($0.68 Adjusted) vs. $0.33 ($0.56 Adjusted) in the prior year
•	First quarter net income of $67.6 million ($46.7 million Adjusted) vs. $20.4 million ($34.4 million Adjusted) in the prior year
•	First quarter Adjusted EBITDA grew 7.4% to $86.0 million vs. $80.0 million in the prior year
•	Successfully closed on the acquisition of Allied Building Products for $2.625 billion on January 2, 2018

HERNDON, VA. — (BUSINESS WIRE) — Beacon Roofing Supply, Inc. (Nasdaq:BECN) announced results today for its first quarter ended December 31, 2017 of the fiscal year ending September 30, 2018 (“2018” or “Fiscal 2018”).

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “Fiscal 2018 is off to an excellent start, highlighted by strong first quarter sales growth. We delivered 8.3% organic sales growth, boosted by post-hurricane rebuilding efforts in Florida and Texas, and strong sales results from our acquired businesses. Importantly, overall product pricing was a positive contributor to first quarter sales growth. In our existing markets, residential roofing posted its 15th consecutive quarter of positive growth, with a 9.6% increase. Complementary products represented our best performing category, with 11.7% organic growth; the result of our focused efforts and a favorable economic backdrop. Commercial roofing also contributed positively, with a second straight quarter of mid-single digit existing market growth. Our first quarter produced record Adjusted EBITDA, driven by strong sales and excellent operating cost controls. The recently announced tax reform also provided a meaningful benefit to first quarter results. Current and future tax savings will be utilized to further improve our balance sheet, pursue additional growth avenues and invest in our core business, including our 8,500+ employees. Lastly, on January 2, 2018 we announced the closing of the Allied acquisition. This adds approximately $2.6 billion in pro forma revenue, a network of more than 200 branches and an outstanding workforce to our organization. The Allied integration process is proceeding very well, and we anticipate a smooth combination with expected synergies that are consistent with our previously announced plans. Beacon’s near term and long term outlook is bright, and we remain committed to delivering strong growth and operating performance for our shareholders.”

First Quarter

Total sales increased 12.0% to a first quarter record of $1.12 billion in fiscal 2018, from $1.00 billion in 2017. Residential roofing product sales increased 11.1%, non-residential roofing product sales increased 5.4% and complementary product sales increased 27.5% over the prior year. Existing markets sales, excluding acquisitions, increased 8.3% for the quarter. The first quarter of fiscal years 2018 and 2017 each had 61 business days.

Net income for the first quarter was $67.6 million, compared to $20.4 million in 2017. First quarter EPS was $0.98, compared to $0.33 in 2017. Adjusted Net Income (Loss), after removing the impact of acquisition related costs and the net benefit from one-time tax items, was $46.7 million in the first quarter of 2018, compared to $34.4 million in 2017. First quarter Adjusted EPS was $0.68, compared to $0.56 in 2017. (See included financial tables for a reconciliation of “Adjusted” financial measures to the most directly comparable GAAP financial measures). First quarter results were positively impacted by strong net sales growth, attractive operating expense leverage and beneficial tax adjustments. Compared to the prior year, fiscal year 2018 EPS was negatively impacted by lower gross margins and increased interest expense. Furthermore, additional shares outstanding from a September 2017 secondary offering of our common stock had an approximate $0.08 dilutive impact on first quarter 2018 EPS.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. During the first quarter of fiscal year 2018, there were three primary impacts from this change: a one-time benefit of $0.68 related to the revaluation of deferred tax assets and liabilities, one-time costs of $0.01 tied to the repatriation tax of foreign earnings and profits and benefits from a lower federal corporate income tax rate. Our Adjusted EPS disclosures remove the net benefit from the initial two items. The overall impact of tax reform raised first quarter EPS by $0.71 and Adjusted EPS by $0.09. For fiscal year 2018, we anticipate our effective tax rate will be approximately 29-30%.

The Company will host a webcast and conference call today at 5:00 p.m. ET to discuss these results. The webcast link and call-in details are as follows:

What:	Beacon Roofing Supply First Quarter 2018 Earnings Results Webcast and Conference Call
When	Thursday, February 8, 2018
Time:	5:00 p.m. ET
Webcast:	http://ir.beaconroofingsupply.com/events.cfm (live and replay)
Live Call:	720-634-9063; Conf. ID #4797648

To assure timely access, conference call participants should dial in prior to the 5:00 p.m. ET start time.

Forward-Looking Statements:

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 590 branches throughout 50 states in the U.S. and 6 provinces in Canada.  To learn more about Beacon and its family of regional brands, please visit www.becn.com.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, Executive VP & CFO

571-323-3940
JNowicki@becn.com

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,
	2017[1]	% of Net Sales	2016[2]	% of Net Sales
Net sales	$1,121,979	100.0%	$1,002,184	100.0%
Cost of products sold	852,226	76.0%	751,117	74.9%
Gross profit	269,753	24.0%	251,067	25.1%
Operating expense	220,657	19.7%	204,110	20.4%
Income from operations	49,096	4.3%	46,957	4.7%
Interest expense, financing costs, and other	22,568	2.0%	13,574	1.4%
Income before provision for income taxes	26,528	2.3%	33,383	3.3%
Provision for (benefit from) income taxes	(41,068)	(3.7%)	12,953	1.3%
Net income	$67,596	6.0%	$20,430	2.0%

Weighted-average common stock outstanding:
Basic	67,825,430		59,943,264
Diluted	69,244,678		60,993,080

Net income per share:
Basic	$1.00		$0.34
Diluted	$0.98		$0.33

¹   The first quarter 2018 operating results include $5.6 million ($4.0 million, net of taxes) of non-recurring charges, $18.2 million ($12.9 million, net of taxes) of amortization for acquired intangibles, and $12.3 million ($8.7 million, net of taxes) of interest expense, financing costs, and other for the recognition of certain costs related to acquisitions. The first quarter 2018 also includes a $46.5 million net non-recurring tax benefit. See “Adjusted Net Income (Loss) and Adjusted EPS” table for further details.

² The first quarter 2017 operating results include $1.2 million ($0.7 million, net of taxes) of non-recurring charges, $20.1 million ($12.3 million, net of taxes) of amortization for acquired intangibles, and $1.6 million ($1.0 million, net of taxes) of interest expense, financing costs, and other for the recognition of certain costs related to acquisitions. See “Adjusted Net Income (Loss) and Adjusted EPS” table for further details.

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets

(In thousands)

	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$63,827	$138,250	$73,271
Restricted cash	1,300,000	-	-
Accounts receivable, net	552,703	704,527	489,898
Inventories	603,793	551,924	528,709
Prepaid expenses and other current assets	218,718	209,138	209,651
Total current assets	2,739,041	1,603,839	1,301,529

Property and equipment, net	154,687	156,129	147,340
Goodwill	1,251,825	1,251,986	1,197,550
Intangibles, net	410,857	429,069	444,210
Other assets, net	8,868	8,534	1,511

Total Assets	$4,565,278	$3,449,557	$3,092,140

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$315,442	$503,697	$336,837
Accrued expenses	266,049	261,297	166,479
Current portion of long-term obligations	14,239	14,141	14,610
Total current liabilities	595,730	779,135	517,926

Borrowings under revolving lines of credit, net	-	3,205	332,679
Long-term debt, net	2,000,059	721,268	722,516
Deferred income taxes, net	93,451	138,383	136,260
Long-term obligations under equipment financing and other, net	23,694	25,760	32,915
Total liabilities	2,712,934	1,667,751	1,742,296

Commitments and contingencies

Stockholders' equity:
Common stock	679	677	600
Undesignated preferred stock	-	-	-
Additional paid-in capital	1,050,389	1,047,506	701,542
Retained earnings	815,782	748,186	667,752
Accumulated other comprehensive loss	(14,506)	(14,563)	(20,050)
Total stockholders' equity	1,852,344	1,781,806	1,349,844
Total Liabilities and Stockholders' Equity	$4,565,278	$3,449,557	$3,092,140

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended December 31,
	2017	2016
Operating activities:
Net income	$67,596	$20,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,904	28,425
Stock-based compensation	3,459	3,816
Certain interest expense and other financing costs	707	1,418
Gain on sale of fixed assets	(319)	(312)
Deferred income taxes	(44,923)	788
Changes in operating assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	151,365	136,895
Inventories	(52,024)	(48,019)
Prepaid expenses and other assets	(1,421)	(46,594)
Accounts payable and accrued expenses	(191,800)	(18,724)
Net cash provided by (used in) operating activities	(40,456)	78,123

Investing activities:
Purchases of property and equipment	(7,416)	(7,280)
Acquisition of businesses	-	(1,850)
Proceeds from sales of assets	413	400
Net cash used in investing activities	(7,003)	(8,730)

Financing activities:
Borrowings under revolving lines of credit, net of repayments	(3,146)	(27,338)
Borrowings under term loan, net of repayments	-	(1,125)
Borrowings under Senior Notes	1,300,000	-
Payment of debt issuance costs	(21,917)	-
Repayments under equipment financing facilities and other	(1,968)	(2,405)
Payment of issuance costs from secondary offering of common stock	(429)	-
Proceeds from issuance of common stock related to equity awards	3,781	3,460
Taxes paid related to net share settlement of equity awards	(3,925)	(297)
Net cash provided by (used in) financing activities	1,272,396	(27,705)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	640	197

Net increase in cash, cash equivalents, and restricted cash	1,225,577	41,885
Cash, cash equivalents, and restricted cash, beginning of period	138,250	31,386
Cash, cash equivalents, and restricted cash, end of period	$1,363,827	$73,271

BEACON ROOFING SUPPLY, INC.

Consolidated Sales by Product Line

(Dollars in thousands)

Consolidated Sales by Product Line
	Three Months Ended December 31,
	2017		2016		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$588,782	52.5%	$529,929	52.9%	$58,853	11.1%
Non-residential roofing products	328,971	29.3%	312,025	31.1%	16,946	5.4%
Complementary building products	204,226	18.2%	160,230	16.0%	43,996	27.5%
	$1,121,979	100.0%	$1,002,184	100.0%	$119,795	12.0%

Consolidated Sales by Product Line for Existing Markets[1]
	Three Months Ended December 31,
	2017		2016		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$580,649	53.6%	$529,851	53.0%	$50,798	9.6%
Non-residential roofing products	323,765	29.9%	310,288	31.0%	13,477	4.3%
Complementary building products	178,797	16.5%	160,132	16.0%	18,665	11.7%
	$1,083,211	100.0%	$1,000,271	100.0%	$82,940	8.3%

Existing Market[1] Sales By Business Day[2]
	Three Months Ended December 31,
	2017		2016		Change
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$9,519	53.6%	$8,686	53.0%	$833	9.6%
Non-residential roofing products	5,308	29.9%	5,087	31.0%	221	4.3%
Complementary building products	2,931	16.5%	2,625	16.0%	306	11.7%
	$17,758	100.0%	$16,398	100.0%	$1,360	8.3%

¹	Excludes acquired branches that have not been under ownership for at least four fiscal quarters prior to the start of fiscal year 2018.
[2]	There were 61 business days in each of the quarters ended December 31, 2017 and 2016.

BEACON ROOFING SUPPLY, INC.

Adjusted Net Income (Loss) and Adjusted EPS1

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2017		2016
	Amount	Per Share	Amount	Per Share
Net income	$67,596	$0.98	$20,430	$0.33
Company adjustments:
Acquisition costs[2]	25,633	0.37	13,970	0.23
Effects of tax reform[3]	(46,492)	(0.67)	-	-
Adjusted Net Income (Loss)	$46,737	$0.68	$34,400	$0.56

¹

Adjusted Net Income (Loss) is defined as net income excluding non-recurring costs related to acquisitions and the amortization of intangibles, as well as the non-recurring effects of tax reform. We believe that Adjusted Net Income (Loss) is an operating performance metric that is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. Adjusted net income per share or "Adjusted EPS" is calculated by dividing the Adjusted Net Income (Loss) for the period by the weighted-average diluted shares outstanding for the period (see Consolidated Statements of Operations for amounts).

[2]

Acquisition costs for the three months ended December 31, 2017 include $17.8 million of non-recurring charges related to acquisitions and $18.2 million of amortization expense related to intangibles, both net of $10.4 million in tax in total. Acquisition costs for the three months ended December 31, 2016 include $2.7 million of non-recurring charges related to acquisitions and $20.1 million of amortization expense related to intangibles, both net of $8.9 million in tax in total.

[3]

The non-recurring impact of deferred tax asset revaluation and a recognized provisional expense related to the repatriation of earnings and profits of our foreign subsidiary, Beacon Roofing Supply Canada Company.

While we believe Adjusted Net Income (Loss) and Adjusted EPS are useful measures for investors, these are not measurements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”). You should not consider Adjusted Net Income (Loss) or Adjusted EPS in isolation or as a substitute for net income and net income per share or diluted earnings per share calculated in accordance with GAAP.

BEACON ROOFING SUPPLY, INC.

Adjusted EBITDA1

(In thousands)

	Three Months Ended December 31,
	2017	2016
Net income	$67,596	$20,430
Acquisition costs[2]	5,569	1,160
Interest expense, net	23,516	13,239
Income taxes	(41,068)	12,953
Depreciation and amortization	26,904	28,425
Stock-based compensation	3,459	3,816
Adjusted EBITDA	$85,976	$80,023

Adjusted EBITDA as a % of net sales	7.7%	8.0%

¹

Adjusted EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and non-recurring acquisition costs. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance. Adjusted EBITDA is used in our bank covenants and we use Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that Adjusted EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. We use these supplemental measures to evaluate performance period over period and to analyze the underlying trends in our business and establish operational goals and forecasts that are used in allocating resources. We expect to compute Adjusted EBITDA using the same consistent method from quarter-to-quarter and year-to-year.

[2]

Acquisition costs reflect all non-recurring charges related to acquisitions (excluding the impact of tax) that are not embedded in other balances of the table. Certain portions of the total acquisition costs incurred are included in interest expense, income taxes, depreciation and amortization, and stock-based compensation.

While we believe Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, Adjusted EBITDA has inherent material limitations as a performance measure. It does not include interest expense. Because we have borrowed money, interest expense is a necessary element of our costs. In addition, Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since Adjusted EBITDA excludes these items, it has material limitations as a performance measure. We separately monitor capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, stock-based compensation expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.